(e)(1)(ii)

December 17, 2012

Michael J. Roland

Executive Vice President

ING Investments Distributor, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ  85258

Dear Mr. Roland:

Pursuant to the Underwriting Agreement (the “Agreement”) dated September 23, 2002, as amended, between ING Funds Trust and ING Funds Distributor, Inc., now known as ING Investments Distributor, LLC (“Underwriter”) we hereby notify you of our intention to retain you as Underwriter to render underwriting services to ING Short Term Bond Fund (the “Fund”), a newly established series of ING Funds Trust, effective on December 17, 2012, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to Amended Schedule A of the Agreement.  The Amended Schedule A is attached hereto.

Please signify your acceptance to act as Underwriter under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Funds Trust

ACCEPTED AND AGREED TO:
ING Investments Distributor, LLC

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Funds Trust

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

ING FUNDS TRUST

and

ING INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

ING Floating Rate Fund

ING GNMA Income Fund

ING High Yield Bond Fund

ING Intermediate Bond Fund

ING Short Term Bond Fund

ING Strategic Income Fund